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Exhibit 99.1

Contacts:	Brian W. Bethers President and CFO 1-800 CONTACTS, INC. (801) 924-9800 investors@contacts.com	Robert G. Hunter Vice President, Finance 1-800 CONTACTS, INC. (801) 924-9800 investors@contacts.com

For Immediate Release

ClearLab Grants License for Disposable Contact Lens Technology in Japan

        DRAPER, Utah, December 15, 2004 /PRNewswire-FirstCall/—1-800 CONTACTS, INC. (Nasdaq: CTAC) and ClearLab, 1-800 CONTACTS' international manufacturing business, (1-800 CONTACTS and ClearLab are referred to as the "Company") today announced that they have signed an agreement which grants Menicon Co., Ltd., Japan's largest independent contact lens manufacturer, exclusive rights to develop, manufacture, and market certain disposable contact lenses and related intellectual property in Japan.

        Under the terms of the agreement, Menicon is licensing different types of intellectual property, including contact lens material, manufacturing technology, and related knowledge. In consideration, Menicon is expected to pay license fees of $18 million, of which $5 million was paid in December 2004 upon signing the agreement. The remaining $13 million is expected to be paid over the next three to five years as the Company fulfills its obligations and as corresponding milestones relating to Japanese regulatory approval and Menicon's launch of the product in the Japanese market are met. A minimum of $10 million of the total license fee is guaranteed.

        The Company will recognize the license fees as revenue as it fulfills its obligations and the milestones are achieved, which is expected to occur during the next three to five years, beginning in 2005. The Company continues to expect break-even operating profit for its international business in 2005 as license fee revenue is offset by an acceleration of its research and development efforts.

        If Menicon has not received regulatory approval within five years, Menicon may return all intellectual property covered by the agreement and in-process regulatory approvals to the Company, and the Company may pursue the Japanese market on its own and terminate the exclusive agreement with Menicon.

        Under the terms of the agreement, Menicon will also pay royalties for a period of at least 15 years from the product launch date in Japan on contact lenses sold that were manufactured using the licensed technology. The royalties are expected to increase over time, with a guaranteed minimum of $5 million per year beginning the earlier of the second year after product launch or 2012. The agreement does not include the sale of any of ClearLab's current equipment, facilities or capacity, and is limited to the Japanese contact lens market.

        Graham Mullis, President of ClearLab, said, "Menicon is Japan's largest contact lens manufacturer, with better than 90% brand recognition among contact lens wearers in Japan. Menicon is the perfect partner for ClearLab in Japan and is renowned for the highest standards of quality and safety. With ClearLab's lens material, lens designs, and manufacturing process, Menicon will be well positioned to expand their sales in the Japanese soft disposable contact lens market. We are delighted to be working with a brand leader like Menicon."

        Jonathan Coon, Chief Executive Officer of 1-800 CONTACTS, said, "This is an exciting period for our international manufacturing business, and we are pleased with the progress we are making in the development of new and innovative contact lens products. This agreement with Menicon validates the investment we are making in future technology at ClearLab."

        Mr. Coon continued, "Japan represents approximately 25% of the world's market for disposable contact lenses. ClearLab did not have approval to sell products in Japan and the regulatory process there can be a very long and costly process. This agreement allows ClearLab to capture some of the value of entering the Japanese market through a partnership with a proven leader like Menicon and allows Menicon to use its experience with the regulatory approval process to develop, manufacture, and sell the licensed contact lens products with its own Menicon brand in Japan."

        About 1-800 CONTACTS: 1-800 CONTACTS offers consumers an attractive alternative for obtaining replacement contact lenses in terms of convenience, price and speed of delivery. Through its easy-to-remember, toll-free telephone number, "1-800 CONTACTS" (1-800-266-8228), and its Internet web site, www.contacts.com, 1-800 CONTACTS sells all of the popular brands of contact lenses. 1-800 CONTACTS offers products at competitive prices, while delivering a high level of customer service.

        About ClearLab: ClearLab develops and manufactures a wide range of disposable contact lens products and markets these lenses under the clear™ brand to all major international markets. ClearLab's focus on product innovation and flexible manufacturing operations distinguish it as a distinctively different partner in the contact lens market. More information about ClearLab can be found at its website, www.clearlab.com.

        About Menicon: Menicon, a private corporation owned and run by the Tanaka family since 1951, is the largest independent contact lens manufacturer in Japan. More information about Menicon can be found at its website, www.menicon.com.

        This news release contains forward-looking statements about the Company's future business prospects. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. Factors that may cause future results to differ materially from the Company's current expectations include, among others: general economic conditions, the health of the contact lens industry, inventory acquisition and management, manufacturing operations, governmental regulations, integrations and growth of the Company's acquisitions into its business, exchange rate fluctuations, advertising spending and effectiveness, the length of time required for completion of the Company's obligations under the Menicon agreement, the ability of the Company and Menicon to complete the milestones under the Menicon agreement, the amount of license fees and royalties that will ultimately be received under the Menicon agreement, unanticipated costs and expected benefits associated with the Menicon agreement and the Company's supply agreements and related arrangements, research and development initiatives, and other regulatory considerations. Information on the Company's websites shall not be deemed to be part of this press release.

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ClearLab Grants License for Disposable Contact Lens Technology in Japan